EXHIBIT 99.1

October 24, 2014

DTE Energy reports third quarter 2014 results, increases guidance

DETROIT - DTE Energy (NYSE:DTE) today reported third quarter 2014 earnings of $156 million, or $0.88 per diluted share, compared with $198 million, or $1.13 per diluted share in 2013.

Operating earnings for the third quarter 2014 were $181 million, or $1.02 per diluted share, compared with 2013 operating earnings of $198 million, or $1.13 per diluted share. Operating earnings exclude non-recurring items, certain mark-to-market adjustments and discontinued operations. Reconciliations of reported earnings to operating earnings are at the end of this news release.

Reported earnings for the first nine months ended September 30, 2014 were $606 million or $3.42 per diluted share versus $537 million or $3.07 per diluted share in 2013. Year-to-date operating earnings were $609 million or $3.44 per diluted share, compared with $541 million or $3.09 per diluted share in 2013.

“We are on track to achieve our financial and operational goals for 2014” said Gerard M. Anderson, DTE Energy chairman and CEO. “In September, we learned that J.D. Power ranked DTE Energy ‘Highest in Customer Satisfaction With Residential Natural Gas Service in the Midwest Among Large Utilities.1’ We are gratified that our customers recognized us in this study, and we remain committed to our focus on improving customer satisfaction.”

“In our electric business, for the third year in a row, we experienced double the normal number of days with wind speeds above 40 MPH. This resulted in significant stress on our system - including the 4th largest storm outage event in our company’s history.” Anderson continued, “We intend to invest significantly to strengthen, harden and automate our system to address these trends and speed the restoration process for our customers.”

Noting that corporate citizenship is a factor in overall customer satisfaction, Anderson added that the company released a new Corporate Citizenship report in September. “The document summarizes DTE’s successes, challenges and progress in its aspiration to be a force for growth and prosperity in the communities where we live and serve. I am proud of the DTE employees who are working to make a difference in many aspects of our customers’ lives, both by the way we conduct our daily business and by participating in a broad range of civic organizations and community activities,” stated Anderson.

Also during the third quarter of 2014, DTE Energy’s Echo Wind Park began commercial operation. “DTE Energy is committed to provide 10 percent of its customers’ electricity needs from renewable energy sources by the end of 2015. The commissioning of Echo Wind Park brings us close to our goal with a renewable energy portfolio that is now 9.6 percent,” stated Anderson. “We expect renewables and natural gas to play a substantially expanded role in future electricity production. Recently proposed EPA carbon regulations would lead to replacement of a large portion of DTE’s coal generation plants over the next decade.” Anderson noted that DTE Energy is working with the EPA to achieve significant environmental progress while also ensuring that the state’s electric supply remains reliable and affordable.

Outlook for 2014

DTE Energy narrowed and increased its 2014 operating earnings guidance to $4.28 to $4.42 from $4.20 to $4.40 per diluted share.

“We are on solid financial footing after nine months of the year, despite third quarter weather that included cool temperatures and a challenging number of severe storms,” said Peter Oleksiak, DTE Energy senior vice president and CFO. “We are confident in raising operating earnings guidance from a mid-point of

$4.30 to $4.35 for 2014. Looking beyond 2014, we expect our corporate focus on continuous improvement in all aspects of our business to provide the platform upon which we will achieve future financial objectives.”

This earnings announcement, as well as a package of slides and supplemental information, is available at www.dteenergy.com/investors.

DTE Energy plans to conduct a conference call with the investment community hosted by Oleksiak at 9:00 a.m. ET today, to discuss third quarter 2014 earnings results. Investors, the news media and the public may listen to a live internet broadcast of the call at www.dteenergy.com/investors. The telephone dial-in numbers are US and Canada toll free: (888) 778-8913 or International toll: (913) 312-1466. The passcode is 8660012. The internet broadcast will be archived on the company’s website. An audio replay of the call will be available from noon today to November 7. To access the replay, dial US and Canada toll free (888) 203-1112 or International toll (719) 457-0820 and enter passcode 5950191.

DTE Energy (NYSE:DTE) is a Detroit-based diversified energy company involved in the development and management of energy-related businesses and services nationwide. Its operating units include an electric utility serving 2.1 million customers in Southeastern Michigan and a natural gas utility serving 1.2 million customers in Michigan. The DTE Energy portfolio also includes non-utility energy businesses focused on power and industrial projects, natural gas pipelines, gathering and storage, and energy marketing and trading. Information about DTE Energy is available at dteenergy.com, twitter.com/dte_energy and facebook.com/dteenergy.

1Disclaimer: DTE Energy received the highest numerical score among large utilities in the Midwestern U.S. in the proprietary J.D. Power 2014 Gas Utility Residential Customer Satisfaction Study.SM Study based on 69,806 online interviews ranking 17 providers in the Midwestern U.S. (CO, IL, IN, IA, KS, KY, MI, MN, MO, NB, OH, WI). Proprietary study results are based on experiences and perceptions of consumers surveyed September 2013-July 2014. Your experiences may vary. Visit jdpower.com.

Use of Operating Earnings Information - DTE Energy management believes that operating earnings provide a more meaningful representation of the company’s earnings from ongoing operations and uses operating earnings as the primary performance measurement for external communications with analysts and investors. Internally, DTE Energy uses operating earnings to measure performance against budget and to report to the Board of Directors.

In this release, DTE Energy discusses 2014 operating earnings guidance. It is likely that certain items that impact the company's 2014 reported results will be excluded from operating results. Reconciliations to the comparable 2014 reported earnings guidance are not provided because it is not possible to provide a reliable forecast of specific line items. These items may fluctuate significantly from period to period and may have a significant impact on reported earnings.

The information contained herein is as of the date of this release. DTE Energy expressly disclaims any current intention to update any forward-looking statements contained in this release as a result of new information or future events or developments. Words such as “anticipate,” “believe,” “expect,” “projected,” “aspiration” and “goals” signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various assumptions, risks and uncertainties. This release contains forward-looking statements about DTE Energy’s financial results and estimates of future prospects, and actual results may differ materially.

Many factors may impact forward-looking statements including, but not limited to, the following: impact of regulation by the FERC, MPSC, NRC, CFTC and other applicable governmental proceedings and regulations, including any associated impact on rate structures; the amount and timing of cost recovery allowed as a result of regulatory proceedings, related appeals or new legislation, including legislative amendments and Customer Choice programs; economic conditions and population changes in our geographic area resulting in changes in demand, customer conservation and increased thefts of electricity and natural gas; environmental issues, laws, regulations, and the increased costs of remediation and compliance, including actual and potential new federal and state requirements; health, safety, financial, environmental and regulatory risks associated with ownership and operation of nuclear facilities; changes in the cost and availability of coal and other raw materials, purchased power and natural gas; the potential for losses on investments, including nuclear decommissioning and benefit plan assets and the related increases in future expense and contributions; volatility in the short-term natural gas storage markets impacting third-party storage revenues; volatility in commodity markets, deviations in weather and related risks impacting the results of our energy trading operations; access to capital markets and the results of other financing efforts which can be affected by credit agency ratings; instability in capital markets which could impact availability of short and long-term financing; the timing and extent of changes in interest rates; the level of borrowings the potential for increased costs or delays in completion of significant construction projects; changes in and application of federal, state and local tax laws and their interpretations, including the Internal Revenue Code, regulations, rulings, court proceedings and audits; the effects of weather and other natural phenomena on operations and sales to customers, and purchases from suppliers; unplanned outages; the cost of protecting assets against, or damage due to, terrorism or cyber attacks; employee relations and the impact of collective bargaining agreements; the availability, cost, coverage and terms of insurance and stability of insurance providers; cost reduction efforts and the maximization of plant and distribution system performance; the effects of competition; changes in and application of accounting standards and financial reporting regulations; changes in federal or state laws and their interpretation with respect to regulation, energy policy and other business issues; contract disputes, binding arbitration, litigation and related appeals; and the risks discussed in our public filings with the Securities and Exchange Commission. New factors emerge from time to time. We cannot predict what factors may arise or how such factors may cause our results to differ materially from those contained in any forward-looking statement. Any forward-looking statements speak only as of the date on which such statements are made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. This release should also be read in conjunction with the “Forward-Looking Statements” sections in each of DTE Energy’s and DTE Electric’s 2013 Forms 10-K and 2014 Forms 10-Q (which sections are incorporated herein by reference), and in conjunction with other SEC reports filed by DTE Energy and DTE Electric.

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For further information, members of the media may call:
Scott Simons            (313) 235-8808
Alejandro Bodipo-Memba    (313) 235-3202

Analysts, for further information call:
Anastasia Minor (313) 235-8466
Joyce Leslie            (313) 235-3209

DTE Energy Company
Consolidated Statements of Operations (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
	(In millions, except per share amounts)
Operating Revenues	$2,595	$2,387	$9,223	$7,128

Operating Expenses
Fuel, purchased power and gas	1,119	967	4,550	2,931
Operation and maintenance	860	728	2,512	2,168
Depreciation, depletion and amortization	293	284	855	811
Taxes other than income	86	84	268	262
Asset (gains) and losses, reserves and impairments, net	(2)	(5)	(10)	(6)
	2,356	2,058	8,175	6,166
Operating Income	239	329	1,048	962

Other (Income) and Deductions
Interest expense	107	106	323	327
Interest income	(2)	(2)	(7)	(7)
Other income	(55)	(58)	(136)	(148)
Other expenses	11	7	29	23
	61	53	209	195
Income Before Income Taxes	178	276	839	767

Income Tax Expense	21	76	229	225

Net Income	157	200	610	542

Less: Net Income Attributable to Noncontrolling Interest	1	2	4	5

Net Income Attributable to DTE Energy Company	$156	$198	$606	$537

Basic Earnings per Common Share
Net Income Attributable to DTE Energy Company	$0.88	$1.13	$3.42	$3.07

Diluted Earnings per Common Share
Net Income Attributable to DTE Energy Company	$0.88	$1.13	$3.42	$3.07

Weighted Average Common Shares Outstanding
Basic	177	175	177	174
Diluted	177	176	177	175
Dividends Declared per Common Share	$0.69	$0.66	$2.00	$1.93

DTE Energy Company
Segment Net Income (Unaudited)

	Three Months Ended September 30,
	2014				2013
(in Millions)	Reported Earnings	Adjustments		Operating Earnings	Reported Earnings	Adjustments	Operating Earnings

DTE Electric	$135	$—		$135	$179	$—	$179

DTE Gas	(16)	—		(16)	(13)	—	(13)

Non-utility Operations
Gas Storage and Pipelines	20	—		20	16	—	16

Power and Industrial Projects	38	—		38	27	—	27

Energy Trading	(22)	25	A	3	(6)	—	(6)

Total Non-utility operations	36	25		61	37	—	37

Corporate and Other	1	—		1	(5)	—	(5)

Net Income Attributable to DTE Energy Company	$156	$25		$181	$198	$—	$198

Adjustments key
A) Energy Trading accounting timing of mark to market adjustment

DTE Energy Company
Segment Diluted Earnings Per Share (Unaudited)

	Three Months Ended September 30,
	2014				2013
	Reported Earnings	Adjustments		Operating Earnings	Reported Earnings	Adjustments	Operating Earnings

DTE Electric	$0.76	$—		$0.76	$1.02	$—	$1.02

DTE Gas	(0.09)	—		(0.09)	(0.07)	—	(0.07)

Non-utility Operations
Gas Storage and Pipelines	0.11	—		0.11	0.09	—	0.09

Power and Industrial Projects	0.21	—		0.21	0.15	—	0.15

Energy Trading	(0.12)	0.14	A	0.02	(0.03)	—	(0.03)

Total Non-utility operations	0.20	0.14		0.34	0.21	—	0.21

Corporate and Other	0.01	—		0.01	(0.03)	—	(0.03)

Net Income Attributable to DTE Energy Company	$0.88	$0.14		$1.02	$1.13	$—	$1.13

Adjustments key
A) Energy Trading accounting timing of mark to market adjustment

DTE Energy Company
Segment Net Income (Unaudited)

	Nine Months Ended September 30,
	2014				2013
(in Millions)	Reported Earnings	Adjustments		Operating Earnings	Reported Earnings	Adjustments		Operating Earnings

DTE Electric	$400	$—		$400	$383	$—		$383

DTE Gas	109	—		109	91	—		91

Non-utility Operations
Gas Storage and Pipelines	59	—		59	49	—		49

Power and Industrial Projects	66	—		66	46	4	C	50

Energy Trading	6	(5)	A	1	(1)	—		(1)

Total Non-utility operations	131	(5)		126	94	4		98

Corporate and Other	(34)	8	B	(26)	(31)	—		(31)

Net Income Attributable to DTE Energy Company	$606	$3		$609	$537	$4		$541

Adjustments key
A) Energy Trading accounting timing of mark to market adjustment
B) New York state tax law change
C) Asset impairment

DTE Energy Company
Segment Diluted Earnings Per Share (Unaudited)

	Nine Months Ended September 30,
	2014				2013
	Reported Earnings	Adjustments		Operating Earnings	Reported Earnings	Adjustments		Operating Earnings

DTE Electric	$2.26	$—		$2.26	$2.19	$—		$2.19

DTE Gas	0.62	—		0.62	0.52	—		0.52

Non-utility Operations
Gas Storage and Pipelines	0.33	—		0.33	0.28	—		0.28

Power and Industrial Projects	0.37	—		0.37	0.27	0.02	C	0.29

Energy Trading	0.03	(0.02)	A	0.01	(0.01)	—		(0.01)

Total Non-utility operations	0.73	(0.02)		0.71	0.54	0.02		0.56

Corporate and Other	(0.19)	0.04	B	(0.15)	(0.18)	—		(0.18)

Net Income Attributable to DTE Energy Company	$3.42	$0.02		$3.44	$3.07	$0.02		$3.09

Adjustments key
A) Energy Trading accounting timing of mark to market adjustment
B) New York state tax law change
C) Asset impairment